Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS SECOND QUARTER 2004 RESULTS

JASPER, IN (January 29, 2004) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the second quarter of fiscal year 2004, which ended December 31, 2003.

Consolidated Overview
Net sales for the fiscal 2004 second quarter totaled $301.1 million, down slightly from net sales of $302.3 million reported for the fiscal 2003 second quarter, but up substantially from the $274.2 million reported for the preceding quarter. Slightly higher sales during the current quarter when compared to the prior year in the Furniture and Cabinets segment were more than offset by declining sales in the Electronic Contract Assemblies segment. The Company's net income in the current year second quarter totaled $6.6 million, or $0.17 per Class B share, inclusive of $0.7 million after-tax costs, or $0.02 per Class B share, associated with executing incremental cost scaling actions under the Company's previously announced restructuring plan. The Company recorded a net loss in the prior year second quarter of $4.6 million, or $0.12 per share, inclusive of restructuring costs and a one-time charge for an asset impairment totaling $9.9 million after-tax, or $0.26 per share. The current quarter net income was also up substantially from the $3.1 million reported in the preceding quarter, inclusive of restructuring costs.

The Company's gross profit percentage in the 2004 fiscal second quarter decreased slightly from the prior year second quarter as both the Furniture and Cabinets segment and the Electronic Contract Assemblies segment experienced a decline in margins for the quarter. Consolidated SG&A costs for the current year second quarter are slightly higher in dollars and as a percentage of sales when compared to the prior year. Consolidated operating income in the 2004 fiscal year second quarter increased from the prior year second quarter, driven solely by the restructuring and other costs in the prior year.

The Company generated $0.7 million of cash flow from operating activities in the current year second quarter, compared to a cash outflow of $6.0 million in the prior year.

"While we experienced only a modest increase in sales in the current year second quarter over last year within the Furniture and Cabinets segment, we are very encouraged by the double-digit increase in sales compared to the most recent first quarter. The stronger performance of our branded furniture products during the quarter instills optimism that we are seeing the beginning of a slow economic recovery in this area," stated Kimball International Chief Executive Officer and President, James C. Thyen. "In our Electronics segment, our sales for the current year second quarter were down compared to last year, but we likewise saw an increase from the first quarter. Competitive pricing in both of our segments is a key challenge that we continue to face. As a result, we continue our relentless focus on cost reduction and productivity gains to improve our profitability," stated Mr. Thyen.

Furniture and Cabinets Segment
Net sales in the Furniture and Cabinets segment were $190.4 million during the second quarter of fiscal 2004, an increase of 1% from net sales of $188.2 million in the prior year second quarter. In the second quarter of fiscal year 2004, sales increases in the Company's branded furniture products, which includes office, residential and hospitality furniture, and in the forest products offerings were partially offset by a decline in sales in the contract manufacturing product line primarily related to lower sales of residential furniture and cabinets, when compared to the prior year.

This segment recorded a net loss in the second quarter of fiscal year 2004 inclusive of restructuring costs, but showed an improvement over the loss realized in the second quarter of the prior year which also included restructuring costs and an asset impairment charge. Excluding the restructuring charges in both years, this segment had a slight net income in the current year second quarter compared to a net loss in the prior year second quarter. Continued start-up costs associated with a new contract television cabinet assembly facility in Mexico negatively impacted results for the current year second quarter. This segment continues to realize benefits associated with restructuring activities that were initiated in fiscal year 2003, which helped to mitigate the losses in the current quarter. Losses in the forest products product line in the fiscal 2004 second quarter totaled $0.05 per share. While these losses in the forest products offerings continue to affect overall segment profitability, the losses have declined from the prior year second quarter and also showed improvement from the most recent first quarter of fiscal year 2004, as restructuring benefits associated with the exit of the wood dimension operations and the face veneer operations in fiscal year 2003 are being realized.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment net sales were $110.4 million for the second quarter of fiscal 2004, a reduction of 3% from net sales of $114.2 million during the prior year second quarter, due primarily to lower electronic assembly sales to customers in the computer and telecommunications industries which more than offset increased sales to the transportation industry.

Net income in this segment for the second quarter of fiscal year 2004 increased from the same period last year primarily due to the restructuring costs incurred in the prior year. In addition, this segment is benefiting from lower taxes as a greater portion of income was generated during the quarter by foreign facilities which have a lower effective tax rate than the Company's domestic facilities. Margins in this segment continue to be pressured by competitive sales price discounting.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995, and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2003.

Conference Call / Webcast
Kimball International will conduct its second quarter financial results conference call beginning at 2:00 PM Eastern Time today, January 29, 2004. To listen to the live conference call, dial 800-901-5231, or for international calls dial, 617-786-2961. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through February 12, 2004, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 78740413.

About Kimball International, Inc.
Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office, residential and hospitality industries, all sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which are similar in nature on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries, as well as forest products. The Electronic Contract Assemblies segment provides engineering and manufacturing services which are similar in nature to a variety of industries on a global scale.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

-Financial Highlights to Follow-

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share)	Three Months Ended
	December 31, 2003	December 31, 2002

Net Sales	$301,070	100.0%	$302,340	100.0%
Cost of Sales	235,873	78.3%	236,052	78.1%

Gross Profit	65,197	21.7%	66,288	21.9%

Selling, General & Administrative Expenses	59,091	19.7%	58,756	19.4%
Restructuring Expense	641	0.2%	17,390	5.8%

Operating Income (Loss)	5,465	1.8%	(9,858)	-3.3%
Other Income, Net	3,883	1.3%	2,520	0.9%

Income (Loss) Before Income Taxes	9,348	3.1%	(7,338)	-2.4%
Provision (Benefit) for Income Taxes	2,744	0.9%	(2,729)	-0.9%

Net Income (Loss)	$ 6,604	2.2%	$ (4,609)	-1.5%

Earnings (Loss) Per Share of Common Stock:
Basic:
Class A	$0.17		$(0.12)
Class B	$0.18		$(0.12)
Diluted:
Class A	$0.17		$(0.12)
Class B	$0.17		$(0.12)

Average Shares Outstanding (000's)
Basic	38,099		38,063
Diluted	38,151		38,092

(Unaudited) ($000's, except per share)	Six Months Ended
	December 31, 2003	December 31, 2002

Net Sales	$575,245	100.0%	$592,455	100.0%
Cost of Sales	449,087	78.1%	462,749	78.1%

Gross Profit	126,158	21.9%	129,706	21.9%

Selling, General & Administrative Expenses	114,498	19.9%	115,953	19.6%
Restructuring Expense	2,404	0.4%	17,390	2.9%

Operating Income (Loss)	9,256	1.6%	(3,637)	-0.6%
Other Income, Net	4,810	0.8%	3,621	0.6%

Income (Loss) Before Income Taxes	14,066	2.4%	(16)	0.0%
Provision (Benefit) for Income Taxes	4,384	0.7%	(5)	0.0%

Net Income (Loss)	$ 9,682	1.7%	$ (11)	0.0%

Earnings (Loss) Per Share of Common Stock:
Basic:
Class A	$0.25		$(0.01)
Class B	$0.26		$0.00
Diluted:
Class A	$0.25		$(0.01)
Class B	$0.26		$0.00

Average Shares Outstanding (000's)
Basic	38,091		38,053
Diluted	38,125		38,076

Condensed Consolidated Statement of Cash Flows
	Six Months Ended
(Unaudited) ($000's)	December 31, 2003	December 31, 2002

Net Cash Flow provided by Operating Activities	21,644	8,691
Net Cash Flow (used for) provided by Investing Activities	(15,178)	2,704
Net Cash Flow used for Financing Activities	(12,567)	(11,312)
Effect of Exchange Rates	276	149

Net (Decrease) Increase in Cash & Cash Equivalents	(5,825)	232
Cash & Cash Equivalents at Beginning of Year	51,291	18,662

Cash & Cash Equivalents at End of Year	$45,466	$18,894

Cash & Cash Equivalents	$45,466	$18,894
Short-Term Investments	31,702	34,302

Totals	$77,168	$53,196

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) December 31, 2003	June 30, 2003

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 77,168	$ 82,020
Receivables, Net	138,615	126,585
Inventories, Net	86,702	87,299
Other Current Assets	39,668	42,523
Property & Equipment, Net	193,006	198,981
Capitalized Software, Net	41,698	42,376
Other Assets	35,559	35,860

Totals	$612,416	$615,644

Liabilities & Share Owners' Equity
Current Liabilities	$134,640	$137,646
Long-Term Debt, Less Current Maturities	545	833
Deferred Income Taxes & Other	43,134	41,749
Share Owners' Equity	434,097	435,416

Totals	$612,416	$615,644